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Exhibit 99                     Press Release



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PRESS RELEASE

                              FOR IMMEDIATE RELEASE
                              ---------------------


                                                 For More Information Contact:
                                                 Charles T. Black
                                                 (870) 836-6841



                              HCB BANCSHARES, INC.
                ANNOUNCES THAT OTS APPROVAL OF SHARE ACQUISITION
                               IS EXPECTED SHORTLY

     Camden, Arkansas, August 12, 2004, - HCB Bancshares, Inc., (Nasdaq: HCBB) (the "Company"), has been advised by Rock Bancshares that based on conversations by and among its officers, counsel to Rock Bancshares and the staff of the Office of Thrift Supervision (the "OTS") it is expected that the OTS would be shortly (within the next ten days) approving the acquisition contemplated by the Agreement of Acquisition dated as of January 13, 2004, between the Company and Rock Bancshares (the "Agreement.") The Agreement provides that all of the common stock of the Company will be acquired by Rock Bancshares in a share acquisition pursuant to Oklahoma law (the "Acquisition"), subject to the terms and conditions set forth in the Agreement. One of these conditions is regulatory approval.

     Assuming  that  regulatory   approval  is  received  as  expected  by  Rock
Bancshares, management of Rock Bancshares and the Company expect that the Acquisition will close by the end of August 2004. However, despite the fact that Rock Bancshares has been advised that OTS approval is imminent, if such approval is not received, the transaction will not close by the end of August. There can be no assurances that such approval will be received from the OTS, or when it will be received.

     This report contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, and competition. The Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which reflect management's analysis only as the date made. The Corporation does not undertake any obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of such statements.